Exhibit 99.1

JANUARY 15, 2004

RELEASE DATE: Immediate

(Nasdaq: PNTE)

POINTE FINANCIAL CORPORATION REPORTS

RESULTS FOR DECEMBER 31, 2003

BOCA RATON, FLORIDA - January 15, 2004 - Pointe Financial Corporation reported Net Earnings for the year ended December 31, 2003, of $2.493 million compared to $1.764 million, an increase of $729,000 or 41.3% over the year ended December 31, 2002. Net interest income was $13.405 million in 2003 compared to $12.647 million during 2002, a $758,000 increase, or 6.0%. The Company’s net interest margin (net interest income to average interest earning assets) ended December 31, 2003 at 4.25%, compared to 4.09% for the same period in 2002. The net interest spread (yield on earnings assets less the yield on interest costing liabilities) ended December 31, 2003 at 3.78% compared to the 3.53% in 2002. The continued improvements in margins are attributed to the increased volumes of interest earning assets, the decrease in the yield paid on interest bearing liabilities and the utilization of a substantial increase of average demand deposits. Noninterest income increased to $3.243 million in 2003 compared to $2.883 million in 2002, a 12.5% increase, due principally to an increase in service charges and fees earned on deposit accounts. Noninterest revenue increased as a result of service charges earned on a larger number of transaction based deposit accounts. Noninterest expenses were $13.077 million in 2003 compared to $12.126 million in 2002, a 7.8% increase. The Company’s earnings per share were $1.12 basic and $1.08 diluted for the year ended December 31, 2003 compared to $.84 per basic and $.82 diluted share for the same period in 2002. The Company’s book value per share increased to $15.50 at the end of 2003 compared to $14.87 at the end of 2002. Outstanding shares of common stock at December 31, 2003 were 2,252,028 compared to 2,174,668 shares outstanding at December 31, 2002.

At December 31, 2003, Total Assets were $348.714 million, an increase of $21.407 million, from $327.307 million at December 31, 2002, an increase of 6.5%. Total loans outstanding were $253.415 million at December 31, 2003 compared to $214.990 million at the end of 2002, $38.425 million or a 17.9% increase. Shareholders’ equity at December 31, 2003, was $34.917 million compared to $32.331 million at December 2002, an increase of $2.586 million or 8.0%.

The fourth quarter net earnings in 2003 were $743,000 compared to $621,000 for the same period in 2002. During the quarter, net interest income was $3.598 million compared to $3.114 million for the same period in 2002, an increase of $484,000 or 15.5%. The increase in the fourth quarter net earnings and the increased net interest income is attributed to more than $14.553 million increase in average interest earning assets over the same period in 2002. Noninterest income was $759,000 for the quarter compared to $779,000 for the same period in 2002. Noninterest expenses were $3.244 million in 2003 compared to $3.261 million for the same period in 2002. Earnings per share were $.33 basic and $.32 diluted for the quarter ended December 31, 2003 compared to $.29 basic and $.28 diluted for the same period in 2002.

In a statement made by R. Carl Palmer, Jr., Chairman, President and Chief Executive Officer, “2003 was a very good year for the Company. Loans outstanding, which increased 17.9%, reached record levels, with the growth dominated by Commercial and Commercial Real Estate Lending. We feel fortunate to have produced double-digit loan growth in a period of record low interest rates which stimulated significant refinancings. Our continued commitment to relationship banking has allowed us to also grow deposits, which increased by more than $30.365 million or 13.0%. The greatest increase in deposits is in the noninterest bearing demand accounts, primarily commercial checking accounts, which increased $26.128 million. Shareholders benefited from our success with our stock closing at $24.00 per share, a $9.80 or a 69.0% increase over 2002. We have assembled a strong management team and organized the necessary franchise footprint to produce the enhanced results into the future.”

Pointe Financial Corporation’s subsidiary, Pointe Bank, operates nine full service commercial banking offices located in Palm Beach, Broward and Miami-Dade Counties.

This document contains certain forward-looking statements relating to present or future trends or factors affecting the banking industry and specifically the operations, markets and products of the Company. Actual results could differ materially from those projected and may be affected by changing events and trends that have influenced the Company’s assumptions, but that are beyond the control of the Company. These trends and events include changes in the interest rate environment, expected cost savings, anticipated growth in the Company’s newly established or augmented sources of noninterest income, changes in the domestic and foreign business environments and securities markets and changes in the regulatory authorities and policies affecting the Company. Additional information on other factors that could affect the financial results of the Company is included in the Company’s filings with the Securities and Exchange Commission.

CONTACT: R. Carl Palmer, Jr., Chairman, President and Chief Executive Officer, or Bradley R. Meredith, Chief Financial Officer, of Pointe Financial Corporation, phone: (561) 368-6300.

POINTE FINANCIAL CORPORATION

RESULTS FOR 4TH QUARTER 2003

SELECTED FINANCIAL DATA
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	DEC 31 2003	DEC 31 2002	% CHANGE DEC 31/2002 DEC 31/2003

	(unaudited)	(audited)
STATEMENT OF CONDITION – SUMMARY

TOTAL ASSETS	348,714	327,307	6.5%
LOANS, NET OF ALLOWANCE	253,415	214,990	17.9%
ALLOWANCE FOR LOAN LOSSES	3,441	3,519	-2.2%
OTHER INTEREST BEARING ASSETS	602	28,194	-97.9%
SECURITIES	69,344	63,030	10.0%
DEPOSITS	263,866	233,501	13.0%
TIME DEPOSITS	75,535	89,594	-15.7%
OTHER BORROWINGS	45,925	57,963	-20.8%
STOCKHOLDERS' EQUITY	34,917	32,331	8.0%
BOOK VALUE PER SHARE	$15.50	$14.87	4.2%
TANGIBLE BOOK VALUE PER SHARE	$14.18	$13.39	5.9%

AVERAGE BALANCES

Loans	233,521	226,446
Securities	69,582	65,486
Other Earning Assets	12,314	17,002
Total Assets	333,636	325,802

Demand Deposits	58,681	44,443
Savings and NOW Deposits	27,616	22,174
Money Market Deposits	79,711	64,408
Time Deposits	82,100	98,343
Other Borrowings	47,628	62,496
Non-interest bearing Liabilities	4,292	3,851
StockHolders' Equity	33,608	30,087

POINTE FINANCIAL CORPORATION

RESULTS FOR 4TH QUARTER 2003

	TWELVE MONTHS ENDED			THREE MONTHS ENDED
	DEC 31 2003	DEC 31 2002	% CHANGE 03 TO 02	DEC 31 2003	DEC 31 2002	% CHANGE 03 TO 02
EARNINGS SUMMARY

NET INTEREST INCOME	13,405	12,647	6.0%	3,598	3,114	15.5%
PROVISION FOR LOAN LOSS	(100)	811	-112.3%	-	(350)	-100.0%
NON INTEREST INCOME	3,243	2,883	12.5%	759	779	-2.6%
NON INTEREST EXPENSE	13,077	12,126	7.8%	3,244	3,261	-0.5%
EXTRAORDINARY ITEM	-	0	0.0%	-	0	0.0%
NET INCOME	2,493	1,746	42.8%	743	621	19.7%

AVERAGE SHARES OUTSTANDING	2,230,613	2,111,301	5.7%	2,252,175	2,151,199	4.7%
AVERAGE DILUTED SHARES OUTSTANDING	2,301,391	2,148,659	7.1%	2,346,321	2,188,359	7.2%
BASIC EARNINGS PER SHARE	$1.12	$0.84	33.3%	$0.33	$0.30	10.0%
DILUTED EARNINGS PER SHARE	$1.08	$0.82	31.7%	$0.32	$0.28	14.4%

			TWELVE MONTHS ENDED DEC 31
			2003	2002
SELECTED RATIO'S

NET INCOME TO:
AVERAGE ASSETS			0.75%	0.54%
AVERAGE EQUITY			7.42%	5.86%
NET INTEREST INCOME TO AVERAGE INTEREST EARNING ASSETS			4.25%	4.09%
INTEREST RATE SPREAD			3.78%	3.53%
NON INTEREST INCOME TO AVERAGE ASSETS			0.97%	0.88%
NON INTEREST EXPENSE TO AVERAGE ASSETS			3.92%	3.72%
RATIO OF AVERAGE INTEREST- EARNING ASSETS TO AVERAGE INTEREST-BEARING LIABILITIES			1.33	1.25

NONPERFORMING LOANS AND REO TO TOTAL ASSETS AT END OF PERIOD			0.21%	0.10%
RESERVES AS A PERCENTAGE OF NONPERFORMING LOANS AND REO			472.02%	1066.36%
LOAN LOSS RESERVE RATIO			1.34%	1.61%
TIER I CAPITAL TO TOTAL ASSETS – LEVERAGE RATIO			10.01%	9.88%